Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into this 15th day of June, 2020, by and between RenovaCare, Inc., a Nevada corporation with offices at 4 Becker Farm Road, Suite 105 Roseland, NJ 07068 (the “Company”) and Robert Cook, an individual residing at119 Hunterdon Blvd Murray Hill, New Jersey 07974  (the “Employee”). The Company and the Employee are sometimes collectively referred to as the “Parties” and individually as a “Party.”

WHEREAS, the Company desires to employ the Employee on the terms and conditions set forth herein; and

WHEREAS, the Employee desires to be employed by the Company on such terms and conditions.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties do hereby agree as follows:

1.        At-Will Employment; Term.

(a)       The Employee’s employment is pursuant to this Agreement is and shall remain at-will, which means that (i) the Company may terminate Employee’s employment at any time, with prior written notice to the Employee, and with or without Cause and (ii) the Employee may terminate this Agreement at any time upon prior written notice to the Company. The Employee’s employment by the Company shall commence on June 22, 2020 (the “Employment Commencement Date”) and shall terminate upon either Party giving written notice pursuant to Section 4, and in accordance with Section 18, of this Agreement. The period during which the Employee is employed pursuant to this Agreement is referred to as the “Employment Term.”

2.        Duties of Employee.

2.1       General Duties and Responsibilities. The Employee shall be employed as the Company’s Chief Financial Officer and Corporate Secretary. The Employee shall have such responsibility and authority as is customarily possessed and exercisable by the “Chief Financial Officer” and “Corporate Secretary” of a corporation (the “Executive Positions”) and the Employee shall also perform such other executive and administrative duties consistent with such Executive Positions as the Employee may reasonably be expected to be capable of performing on behalf of the Company and any subsidiaries and affiliates of the Company as may from time to time be authorized or directed by the Board of Directors of the Company (the “Board”) and as more fully described on Exhibit 2.1 to this Agreement (collectively, the “Services”). Employee shall report to, and provide the Services under the supervision of, the Company’s President and Chief Executive Officer (the “CEO”).

2.2       Fractional Efforts. The Employee agrees to devote as much of his time, efforts, professional attention, knowledge, and experience as may be necessary to carry on fully his duties, responsibilities and the Services pursuant to this Agreement, it is acknowledged that the Employee’s employment is on a “part-time” basis and that he is generally expected to expend approximately fifty percent (50%) of his time to the Company’s affairs and business. Nothing herein shall preclude the Employee from (i) serving, with the prior written consent of the Board, which consent may be withheld for any reason or no reason in the sole discretion of the Company’s Board, as a member of the board of directors or as an advisor or consultant to other corporations (or their equivalents in the case of a non-corporate entities) (each an “Outside Service Capacity” and collectively, “Outside Service Capacities”), (ii) serving in the Outside Service Capacities for the entities set forth on Exhibit 2.2 to this Agreement, and (iii) engaging in charitable activities and community affairs; however, without limiting the generality of the foregoing, the Board expressly reserves the right to withhold or withdraw its consent, in its sole discretion, to any Outside Service Capacities (including those set forth on Exhibit 2.2 to this Agreement) following the date hereof in the event (x) of an identified conflict of interest with respect to Employee’s duties and obligations to the Company that is related to or arising from such Outside Service Capacities, or (y) the Employee’s performance in providing the Services is, or may be, in the sole discretion of the Board, adversely affected by the Employee’s participation in such Outside Service Capacities. Should the Company exercise its rights under this Section 2.2 to withhold or withdraw consent to any Outside Service Capacities it will provide the Employee with written notice thereof.

2.3        Place of Performance. The principal place of the Employee’s employment shall be at the Company’s address set forth in the preamble to this Agreement; the Employee acknowledges that he may at times be required to travel on Company business during the Term.

3.        Compensation and Benefits.

3.1        Base Salary. During the Term, or the Employment Term to the extent it is applicable, the Employee shall receive an annual base salary of $130,000 (the “Base Salary”) payable in substantially equal installments in accordance with the Company’s normal payroll practices.

3.2        Bonus. During the Employment Term, in the sole discretion of the Board, following each calendar year of employment, the Employee may be eligible to receive a discretionary cash bonus, of up to thirty percent (30%) of the Employee’s Base Salary (the “Discretionary Annual Bonus”), based on the Employee’s achievement relative to certain performance goals (“Performance Goals”) to be established by the Board. The determination of whether the Employee has met the Performance Goals for any given year, and if so, the amount of any Discretionary Annual Bonus that will be paid for such year, if any, shall be determined by the Board in its sole and absolute discretion. In order to be eligible to earn or receive any Discretionary Annual Bonus the Employee must remain employed by the Company through and including the end of the year with respect to which such Discretionary Annual Bonus is awarded and earned. Any awarded Discretionary Annual Bonus will be paid no later than March 15th of the calendar year immediately following the calendar year with respect to which the Discretionary Annual Bonus was awarded (the “Bonus Payment Date”). Any bonus with respect to the 2020 calendar year, if any, will be prorated to reflect the period during which the Employee was employed.

Notwithstanding the foregoing, if the Company (A) terminates the Employee’s employment during the Employment Term without Cause pursuant to Section 4.4 or (B) in the event that this Agreement is terminated pursuant to Section 4.1 as a result of the Employee’s death or Permanent Disability (as defined in, and pursuant to Section 4.2), in any case prior to the last day of the calendar year with respect to which the Discretionary Annual Bonus is to be paid, the Employee may receive, at the discretion of the Board, a prorated portion of any Discretionary Annual Bonus, that the Board, in its sole discretion, may award (prorated, as to any such calendar year, through the date of such termination), which prorated portion shall be paid in any case on the Bonus Payment Date (the “Prorated Bonus Payment”).

3.3        Employee Benefit Programs. The Employee shall be entitled to participate in all formally established employee health and welfare benefit plans and similar programs that may be established and maintained, from time to time, for similarly situated employees of the Company (collectively, “Health Plans”), in accordance with the terms and conditions of such plans and programs, provided that the Company may at any time modify, discontinue or terminate any such benefit plan or program now existing or hereafter adopted. The Employee acknowledges that as of the Employment Commencement Date the Company has not established or implemented any Health Plans.

3.4       Equity.

(a)       The Employee shall be eligible to participate in the Company’s 2013 Long Term Incentive Plan (the “Plan”) and shall be granted Company stock options (the “Options”) on the Employment Commencement Date (the “2020 Option Grant”) in accordance with the terms attached hereto as Exhibit 3.4(a). Any additional stock options or equity compensation of any kind shall be in the Board’s sole discretion.

(b)       The 2020 Option Grant will be effective only upon the execution and delivery of the Option Agreements substantially in the form of Exhibit 3.5(b) hereto.

3.5        Vacation. Commencing with the 2020 calendar year, the Employee shall be entitled to ten (10) days of vacation per calendar year of his employment. For 2020, the Employee shall be entitled to (five)5 days of vacation. Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Employee. The Employee may not carry over unused vacation from one calendar year to the next, except with the consent of the Board, not to exceed five (5) days, and (subject to applicable law) the Employee will not be paid for unused accrued vacation upon separation of his employment.

3.6       Expenses. The Company shall reimburse the Employee for reasonable business expenses necessarily incurred in the ordinary course of the Employee’s duties and in accordance with the Company’s policies.

 3.7        Withholding Taxes. The Company shall withhold from any amounts payable to the Employee any amount it is required to withhold pursuant to applicable law.

3.8        Parachute Payments. In the event that any payment or benefit received or to be received by Employee pursuant to this Agreement or otherwise would (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any comparable successor provisions, and (b) but for this Section 3.8 would subject Employee to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then Employee’s benefits hereunder shall be either (a) provided to Employee in full, or (b) provided to Employee as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax, as determined by the Company’s independent public accountants (the “Accountants”). Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 3(8) shall be made in writing by the Accountants whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 3(8).

3.9        Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Employee pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

4.        Termination of Employment. The Employee’s employment hereunder terminates or may be terminated as follows:

4.1       Death. In the event of the Employee’s death this Agreement terminates automatically and immediately as of the date of death, without any further action required on the part of the Company.

4.2       Permanent Disability. In the event of Permanent Disability (as hereinafter defined), if the Company determines in good faith that the Employee has become disabled during the Employment Term, the Company shall have the right to give the Employee notice of its intention to terminate his employment. In such event, the Employee’s employment shall terminate effective as of the 30th day from the date of such notice, provided that, within the 30-day period after such receipt, the Employee shall not have returned to full-time performance of his duties. For purposes of this Agreement, “Permanent Disability” shall mean the inability of the Employee to perform the essential functions of one or more of his primary duties as a result of his incapacity, despite any reasonable accommodation required by law, due to bodily injury or disease or any other mental or physical illness, which inability continues for a period of forty-five (45) days, which need not be consecutive, within any one hundred eight (180) day period.

4.3       By the Company For Cause. Notwithstanding anything herein to the contrary, during the Term or Employment Term, to the extent it is applicable, the Company may terminate this Agreement at any time for Cause (as hereinafter defined). In such an event Employee shall be deemed effectively terminated as of the time of delivery of such notice. For purposes of this Agreement, “Cause” means: termination based upon Employee’s (i) willful breach or willful neglect of his duties and responsibilities; (ii) conviction of or a plea of no contest with respect to a felony occurring on or after the execution of this Agreement; (iii) material breach of this Agreement or the CIIA Agreement (as defined in Section 6 of this Agreement); (iv) acts of fraud, dishonesty, misappropriation, or embezzlement; (v) willful failure to comply with the Board’s or the CEO’s reasonable orders or directives consistent with Employee’s position; or (vi) becoming disqualified or prohibited by law from serving as Vice President--Chief Financial Officer of the Company; provided, however, that in the case of any act or failure to act described in clauses (i), (iii), or (v) above, such act or failure to act will not constitute Cause if, within ten (10) days after notice of such act or failure to act is given to Employee by the Company, Employee has corrected such act or failure to act (if it is capable of correction).

4.4       By the Company Without Cause. At the option of the Company, at any time during the Employment Term without Cause on thirty (30) days’ prior written notice thereof to the Employee.

4.5       By the Employee. At the option of the Employee, at any time on thirty (30) days prior written notice thereof to the Company.

5.        Effect of Termination on Compensation and Benefits.

5.1        Death. Upon the termination of the Employee’s employment due to death, the Employee’s legal representatives shall be entitled to receive only (i) the Employee’s Base Salary payable through the date of such termination; (ii) reimbursement for reasonable business expenses necessarily incurred, prior to the date of such termination, by the Employee in the ordinary course of the Employee’s duties and in accordance with the Company’s policies; (iii)  Prorated Bonus Payment, if any; and, (iv) a prorated portion of benefits, if any, under the Plan that the Employee would have received but for his termination (the “Prorated Plan Benefit”). Subsections (i) and (ii) of this Section 5.1 are hereinafter referred to as the “Accrued Rights.” Following the Employee’s termination of employment due to death, except as set forth in this Section 5.1, the Employee and his legal representatives shall have no further rights to any compensation or any other benefits under this Agreement.

5.2       Disability. Upon the termination of the Employee’s employment due to Permanent Disability pursuant to Section 4.2, the Employee or the Employee’s legal representatives shall be entitled to receive the (i) Accrued Rights, (ii) Prorated Bonus Payment, if any; and, (iii)  the Prorated Plan Benefit,” if any. Following the Employee’s termination of employment due to Disability, except as set forth in this Section 5.2, the Employee and the legal representatives shall have no further rights to any compensation or any other benefits under this Agreement.

5.3       Termination for Cause. Upon the termination of the Employee’s employment hereunder by the Company for Cause pursuant to Section 4.3, the Employee shall be entitled to receive only the Accrued Rights. Following the Employee’s termination of employment by the Company for Cause, except as set forth in this Section 5.3, the Employee shall have no further rights to any compensation or any other benefits under this Agreement.

5.4       Termination Without Cause. Upon the termination of the Employee’s employment hereunder by the Company without Cause pursuant to Section 4.4, other than in connection with a Change of Control as specified in Section 5.7 below, the Employee shall be entitled to receive (i) the Accrued Rights, (ii) Prorated Bonus Payment, if any; (iii)  the Prorated Plan Benefit,” if any; and, (iv) subject to delivering to the Company an executed written general release of claims in favor of the Company and its affiliates in a form acceptable to the Company (the “Release”) within 21 days following the date the Employee has been given a copy of the Release, and the expiration of the revocation period for such Release has become irrevocable by its terms within 7 days following the date the Employee returns the executed Release to the Company and, if he should be a director of the Company, Employee’s resignation from the Board in accordance with Section 5.6 hereof, the Employee will receive an amount equal to two (2) monthly installments of his Base Salary, in effect on the date of such termination, payable in accordance with the normal payroll practices of the Company (the “Severance Benefit”). Following the Employee’s termination of employment by the Company without Cause, except as set forth in this Section 5.4, the Employee shall have no further rights to any compensation or any other benefits under this Agreement.

5.5       Termination By the Employee. Upon the termination of the Employee’s employment hereunder by the Employee pursuant to Section 4.5, the Employee shall be entitled to receive only the Accrued Rights. Following the Employee’s termination of employment pursuant to Section 4.5, except as set forth in this Section 5.5, the Employee shall have no further rights to any compensation or any other benefits under this Agreement.

5.6        Board Resignation as a Condition Precedent. Employee agrees, as a condition to the receipt of the Accrued Rights, the Severance Payments, or any other termination benefits provided for in this Section 5, and notwithstanding giving of the Release, that should Employee be a director of the Company he shall automatically be deemed to have resigned from the Board of the Company whether or not such written resignation is tendered.

5.7        Effect of Change of Control. In the event that, following a Change of Control (as defined below), the Employee’s employment is terminated without Cause prior to the later of (x) the first anniversary of the Employment Commencement Date, or (y) within six months of the Change of Control, then Employee shall be entitled to receive (i) the Accrued Rights; (ii) the Prorated Bonus Payment, if any; (iii) the Prorated Plan Benefit, if any; and (iv) subject to delivering to the Company the Release within 21 days following the date the Employee has been given a copy of the Release, and the expiration of the revocation period for such Release has become irrevocable by its terms within 7 days following the date the Employee returns the executed Release to the Company and, if he should be a director of the Company, Employee’s resignation from the Board in accordance with Section 5.6 hereof, the Severance Payment, except that for purposes of this Section 5.7 the amount of the Severance payment shall be equal to three (3) monthly installments of the Employee’s Base Salary, in effect on the date of such termination; and (v) provided that the termination for Cause occurs prior to the first anniversary of the Employment Commencement Date, the vesting of all stock option grants set forth on Exhibit 3.5 (a), regardless of date or condition of vesting, shall vest as of the date of such termination. If, upon the Change of Control, (i) the Company shall cease to be a stand-alone publicly traded entity, or (ii) the acquiring entity is unwilling to assume the equity in an economically equivalent manner, then in either event, all equity shall be deemed to have vested two (2) days prior to the Change of Control, but only if such Change of Control shall actually be consummated. Following the Employee’s termination of employment as described in this Section 5.7 or otherwise in connection with a Change of Control, except as set forth in this Section 5.7, the Employee shall have no further rights to any compensation or any other benefits under this Agreement.

For the purposes this Agreement, “Change of Control” shall mean (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than any individual, entity or group which, as of the date of this Agreement, beneficially owns more than ten percent (10%) of the then outstanding shares of common stock of the Company (the “Common Stock”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the then outstanding Common Stock; provided, however, that any acquisition by the Company or its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries of fifty percent (50%) or more of outstanding Common Stock shall not constitute a Change of Control, and provided, further, that any acquisition by an entity with respect to which, following such acquisition, more than fifty percent (50%) of the then outstanding equity interests of such entity, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Common Stock immediately prior to such acquisition of the outstanding Common Stock, shall not constitute a Change in Control; or (ii) the consummation of (A) a reorganization, merger or consolidation (any of the foregoing, a “Merger”), in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Common Stock immediately prior to such Merger do not, following such Merger, beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of common stock of the corporation resulting from Merger, or (iii) the sale or other disposition of all or substantially all of the assets of the Company, excluding (a) a sale or other disposition of assets to a subsidiary of the Company; and (b) a sale or other disposition of assets to any individual, entity or group which, as of the date of this Agreement, beneficially owns more than ten percent (10%) of the then outstanding Common Stock.

6.       Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement. As a condition of employment and the benefits provided pursuant to this Employment Agreement, the Employee agrees to execute and abide by the terms of the Confidential Information and Invention Assignment Agreement between the Company and the Employee, a copy of which is attached hereto as Exhibit 6 (the “CIIA Agreement).

7.       Non-Disparagement. The Employee, during the Employment Term and at all times thereafter, shall not make any derogatory comment concerning the Company or any of its current or former directors, officers, stockholders or employees.  Similarly, the then current (i) members of the Board and (ii) members of the Company's senior management shall not make any derogatory comment concerning the Employee. Notwithstanding anything to the contrary herein, the Employee understands that nothing in this Agreement restricts or prohibits the Employee from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, and pursuant to 18 USC § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Additionally, an individual suing an entity for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to the individual's attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.  Nothing in this Agreement is intended to conflict with 18 USC § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 USC § 1833(b).

8.       Cooperation. During and after the Employment Term, the Employee shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired during anytime in which the Employee was employed by the Company. The Company shall fairly compensate the Employee for his time and shall reimburse him for any reasonable out-of-pocket expenses incurred in connection with the Employee’s performance of obligations pursuant to this Section 8. The Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness for the Company at mutually convenient times.

9.       Assignment. Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee, the Employee’s beneficiaries or legal representatives, provided, that nothing in this Section 9 shall preclude the Employee from designating a beneficiary to receive any benefits payable hereunder upon the Employee’s death or the executors, administrators or other legal representatives of the Employee or the Employee’s estate from assigning any rights hereunder to the person or persons entitled thereto. This Agreement may be assigned by the Company without the consent of the Employee to a person or entity which is an affiliate or a successor in interest (by law or agreement) to substantially all of the assets or business operations of the Company. Upon any such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

10.        Arbitration. In consideration of the Company employing the Employee, and the salary and benefits provided under this Agreement, the Employee and the Company agree that all claims arising out of or relating to the Employee’s employment including its termination, and excepting claims pursuant to the Confidentiality and Non-Solicitation Agreement, which shall be resolved pursuant to the terms of that agreement, shall be resolved by binding arbitration. The dispute will be arbitrated in accordance with the rules of the AAA under its then existing Employment Arbitration Rules by a single retired New Jersey Superior Court Judge agreed upon by the parties, or if no agreement can be reached, by a qualified arbitrator through AAA. Each party shall bear his/its own attorneys’ fees and legal costs. The parties agree to file any demand for arbitration within the time limit established by the applicable statute of limitations for the asserted claims. This agreement to arbitrate will cover all matters directly or indirectly arising out of or related to the Employee’s employment excepting only any claims that are expressly excepted under this Agreement or not subject to arbitration by law. The parties agree that all arbitration proceedings, and all materials provided by the parties in connection therewith, shall be treated as confidential. Notwithstanding this agreement to arbitrate, either party may seek provisional injunctive or equitable relief in any court of competent jurisdiction to prevent actual or threatened irreparable harm. THE PARTIES UNDERSTAND AND AGREE THAT THEY ARE WAIVING THEIR RIGHTS TO A JURY TRIAL.

11.       Employee Acknowledgment as to Legal Counsel. The Employee acknowledges that he has had the opportunity to consult legal counsel and a tax advisor in regard to this Agreement, and that he read and understands this Agreement. The Employee is fully aware of the legal effect of this Agreement and has entered into it freely and voluntarily and based on his own judgment and not based on any representations or promises other than those contained herein.

12.       Entire Agreement. This Agreement, the Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement of even date herewith between the Employee and the Company, and the Stock Option Agreement of even date herewith between the Employee and the Company, contain the entire understanding of the parties with respect to the employment of the Employee by the Company and supersede any prior agreements between the parties relating to the subject matter herein, which agreements are hereby mutually terminated and cancelled. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

13.       Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver, unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than the act specifically waived.

14.       Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

15.       Construction. This Agreement is the result of negotiations between and has been reviewed by each of the Parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of both of the Parties, and no ambiguity shall be construed in favor of or against any one of the Parties.

16.       Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections, Exhibits and Schedules refer to the Sections of, and Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Any Exhibits or Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

17.       Representations of the Employee.

The Employee represents and warrants to the Company that the Employee's acceptance of employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which he is a party or is otherwise bound. The Employee's acceptance of employment with the Company and the performance of his duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

18.       Notices. Any notice or other communication required or permitted pursuant to this Agreement shall be in writing and addressed as follows:

If to the Company:

RenovaCare, Inc.

4 Becker Farm Road

Suite 105

Roseland, NJ 07068

Attention: Alan L. Rubino

Email Address: arubino@renovacareinc.com

If to the Employee, to the following address:

Robert Cook

119 Hunterdon Blvd.

Murray Hill, NJ 07974

Email Address: rwcook119@gmail.com

or, to such other address or facsimile number as any Party shall have furnished to the other in writing in accordance with this Section 18.

Notices sent in accordance with this Section shall be deemed effectively given: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail (in each case, with confirmation of transmission), if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

20.       Execution by All Parties; Counterparts. This Agreement shall not be binding or enforceable unless and until executed on behalf of all parties hereto; this Agreement may be executed in counterparts, each of which shall constitute an original but together shall constitute one and the same Agreement. The Parties further agree that such counterparts may be provided via scan, email, and/or facsimile to one another, each of which shall be binding upon the signatory who sends the scan, email and/or facsimile that was signed by such sending signatory. The Parties further agree to exchange the original signature pages hereof as soon as practicable after sending such scan, email and/or facsimile, but in any dispute or controversy, the Parties hereto agree that it shall not be necessary for any such Party to provide the original signature pages of the other as a condition of enforcing this Agreement, it being understood that such scan, email and/or facsimile signature pages shall be sufficient to establish the consent of the Party who sent the scan, email and/or facsimile that was signed by such sending signatory to be bound by the terms of this Agreement.

21.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to conflicts of laws principles thereof that would direct the applicable of the law of any other jurisdiction.

[Signatures Appear on the Following Page]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written to be effective as of the Employment Commencement Date.

COMPANY
RENOVACARE, INC.

By:	/s/ Alan L. Rubino _____________________________
Name:	Alan L. Rubino
Title:	President and Chief Executive Officer

EMPLOYEE

/s/ Robert Cook
Name:	Robert Cook

Exhibit 2.2

To The

Employment Agreement Dated June 15, 2020

Between

RenovaCare, Inc. and Robert Cook

Responsibilities of Chief Financial Officer and Corporate Secretary

Subject to the direction of the Company’s President and Chief Executive Officer, the Employee’s services, duties and responsibilities hereunder, as its Chief Financial Officer, include, but are not limited to, the following:

•	Execute the financial strategy of the Company;

•	Participate in meetings with investment bankers and investors;

•	Assist in the preparation of investor decks;

•	Manage financial controls and accounting procedures;

•	Ensure full transparency over the financial performance of the Company;

•	Effectively and clearly communicate potential risks in a timely manner;

•	Propose action plans to ensure that annual financial objectives are attained;

•	Support the CEO with the preparation of monthly and annual financial plans;

•	Oversee the preparation and filing of the Company’s periodic reports, including but not limited to Form10-K and Form 10-Q with the Securities and Exchange Commission;

•	Coordinate and produce all tax documentation as require;

•	Manage all board and committee meeting logistics, attend and record minutes of all board and committee meetings; facilitate board communications;

•	Maintain key corporate documents and records;

•	Responsible for corporate disclosure and compliance with state corporation laws, stock exchange listing standards and SEC reporting and compliance;

•	Oversee Stockholder Relations including stock issuance and transfer operations; stockholder correspondence; prepare and distribute proxy statement; and

•	Serve as a focal point for investor communication and engagement on corporate governance issues.

Employee shall use reasonable efforts to perform the Services such that the results are satisfactory to the Company.

1

Exhibit 2.2

To The

Employment Agreement Dated June 15, 2020

Between

RenovaCare, Inc. and Robert Cook

Outside Service Capacities/Entities

CorMedix Inc.

•	Financial Consultant (since February 2020)

•	Assist CEO on various special projects

InQuest Science

Have been asked to perform valuation analysis of business by managing partner

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Exhibit 3.5 (a)

To The

Employment Agreement Dated June 15, 2020

Between

RenovaCare, Inc. and Robert Cook

Stock Option Grant

2020 Option Grant: The right to purchase one hundred thousand (100,000) shares of common stock of the Company, par value $0.0001 per share (“Common Stock”). The 2020 Option Grant shall be granted on the Employment Commencement Date, have a six-year term, and become vested and exercisable at the prices set forth in the table below, subject to the terms and conditions of the fully executed stock option grant agreement between the Company and Employee substantially in the form of Exhibit 3.5(b) to the Employment Agreement referenced above:

Vesting Date	Number of Shares Vesting	Initial Exercise Price
June 22, 2020*	50,000	Closing price of the Common Stock on June 22, 2020*
June 21, 2021**	50,000	Closing price of the Common Stock on June 22, 2020*

 * The Employment Commencement Date and Date of Grant.

**One day before the 1st anniversary date of the Employment Commencement and Date of Grant.

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Exhibit 3.5 (b)

To The

Employment Agreement Dated June 15, 2020

Between

RenovaCare, Inc. and Robert Cook

STOCK OPTION AGREEMENT

Under the RenovaCare, Inc.

2013 Long Term Incentive Plan

THIS STOCK OPTION AGREEMENT is dated as of the 22nd day of June, 2020 (the between RenovaCare, Inc., a Nevada Corporation having an office at (the “Company”), and Robert Cook (the “Optionee”).

The Company and Optionee are party to that certain Employment Agreement, dated on or about the date hereof (the “Employment Agreement”), pursuant to which the Company has employed Optionee, as its Chief Financial Officer and Corporate Secretary, subject to the terms and condition thereof;

In connection with the Optionee’s employment with the Company pursuant to the Employment Agreement, the Company desires to grant to Optionee certain stock options, on the terms and conditions hereinafter set forth.

Accordingly, in consideration of the mutual promises and covenants made herein and the mutual benefits to be derived here from, the parties hereto agree as follows:

1. Grant of Stock Option.

Subject to the provisions of this Agreement and to the provisions of the RenovaCare, Inc. 2013 Long Term Incentive Plan (the “Plan”), the Company hereby grants to the Optionee as of June 22, 2020 (the “Grant Date”) the right and option (the “Stock Option”) to purchase one hundred thousand (100,000) shares of common stock of the Company, par value $0.0001 per share (“Common Stock”), which shares shall become vested and exercisable according to the schedule and at the exercise price set forth in Section 2 hereof. The Stock Option is intended to qualify as an Incentive Stock Option, within the meaning of Section 422 of the Internal Revenue Code, as amended (the “Code”). If any portion of the Stock Option vesting in a calendar year does qualify as an Incentive Stock Option, such vested portion of the Stock Option not so qualifying shall be deemed to be unqualified stock options. Unless earlier terminated pursuant to the terms of this Agreement, the Stock Option shall expire on the sixth anniversary of the date hereof unless earlier terminated pursuant to the terms of this Agreement. Unless otherwise specified, capitalized terms not defined herein shall have the meaning set forth in the Plan.

2. Vesting and Exercisability of the Stock Option.

(a) Vesting. Subject to remaining employed by the Company through the following dates, the Stock Option shall become vested and exercisable as follows:

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Vesting Date	Number of Shares Vesting	Strike Price
June 22, 2020*	50,000	Closing price of the Common Stock on June 22, 2020*
June 21, 2021**	50,000	Closing price of the Common Stock on June 22, 2020*

* The Employment Commencement Date and Date of Grant.

**One day before the 1st anniversary date of The Employment Commencement Date and Date of Grant.

Upon the Optionee’s termination of employment for any reason other than pursuant to a Change of Control (as defined in Section 2(b) below) the portion of the Stock Option that is not vested as of such date, subject to and in accordance with the provisions of this Section 2, shall cease vesting and terminate immediately.

(b) Acceleration upon Change in Control. In the event that, following a Change of Control (as defined below), the Employee’s employment pursuant to the Employment Agreement is terminated without Cause (as defined in the Employment Agreement) prior to the first anniversary of the Employment Commencement Date (as defined in the Employment Agreement), then all unvested stock option hereunder, regardless of date or condition of vesting, shall vest as of the date of such termination of employment. If, upon the Change of Control, (i) the Company shall cease to be a stand-alone publicly traded entity, or (ii) the acquiring entity is unwilling to assume the equity in an economically equivalent manner, then in either event, all equity shall be deemed to have vested two (2) days prior to the Change of Control, but only if such Change of Control shall actually be consummated.

For the purposes this Agreement, “Change of Control” shall mean (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than any individual, entity or group which, as of the date of this Agreement, beneficially owns more than ten percent (10%) of the then outstanding shares of common stock of the Company (the “Common Stock”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the then outstanding Common Stock; provided, however, that any acquisition by the Company or its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries of fifty percent (50%) or more of outstanding Common Stock shall not constitute a Change of Control, and provided, further, that any acquisition by an entity with respect to which, following such acquisition, more than fifty percent (50%) of the then outstanding equity interests of such entity, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Common Stock immediately prior to such acquisition of the outstanding Common Stock, shall not constitute a Change in Control; or (ii) the consummation of (A) a reorganization, merger or consolidation (any of the foregoing, a “Merger”), in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Common Stock immediately prior to such Merger do not, following such Merger, beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of common stock of the corporation resulting from Merger, or (iii) the sale or other disposition of all or substantially all of the assets of the Company, excluding (a) a sale or other disposition of assets to a subsidiary of the Company; and (b) a sale or other disposition of assets to any individual, entity or group which, as of the date of this Agreement, beneficially owns more than ten percent (10%) of the then outstanding Common Stock.

3. Method of Exercise of the Stock Option.

(a) The portion of the Stock Option as to which the Optionee is vested shall be exercisable by delivery to the Company of a written or electronic notice, substantially in the form of Exhibit A hereto, stating the number of whole shares to be purchased pursuant to this Agreement and accompanied by payment of the full purchase price of the shares of Common Stock to be purchased (the “Exercise Notice”). Fractional share interests, if any, shall be disregarded except that they may be accumulated.

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(b) The exercise price of the Stock Option shall be paid: (i) in cash or by certified check or bank draft payable to the order of the Company; (ii) by delivering, along with a properly executed exercise notice to the Company, a copy of irrevocable instructions to a broker to deliver promptly to the Company the aggregate exercise price and, if requested by the Optionee, the amount of any applicable federal, state, local or foreign withholding taxes required to be withheld by the Company, provided, however, that such exercise may be implemented solely under a program or arrangement established and approved by the Company with a brokerage firm selected by the Company; (iii) at any time prior to the Company’s listing of any of its securities for trading on a national stock exchange, pursuant to “a net issue” or cashless exercise pursuant to Section 3(c) below; or, (iv) by any other procedure approved by the Board or its Compensation Committee, if any, or by a combination of the foregoing.

(c) Subject to the provisions of Section 3(b) (iii) above, in lieu of exercising this Stock Option pursuant to Section 3(b) (i) and (ii) above the Optionee may elect to receive Option Shares equal to the value of this Stock Option (or portion thereof being exercised) by delivery of the Exercise Notice together with this Stock Option Agreement to the Company, in which event the Company shall issue to the Optionee a number of Option Shares computed using the following formula:

Y (A-B)

X = ———————

A

Where:	X	=	the number of the Option Shares to be issued to the Optionee.

	Y	=	the number of the vested Option Shares purchasable under this Stock Option or if only a portion of this Stock Option is being exercise, the portion being exercised.

	A	=	the fair market value of one share of the Company’s common stock on the date prior to the date of exercise.

	B	=	the per share Exercise Price (as adjusted to the date of such calculation).

Fair Market Value. For purposes of this Section 3(c), the per share fair market value of the Option Shares shall mean:

(i) If the Company’s Common Stock is publicly traded, the per share fair market value of the Warrant Shares shall be the average of the closing prices of the Common Stock as quoted on the OTC Market Group’s Pink Sheets or the OTCQB for the five trading days prior to the date of exercise;

(ii) If the Company’s Common Stock is not so publicly traded, the per share fair market value of the Option Shares shall be such fair market value as is determined in good faith by the Board of Directors of the Company after taking into consideration factors it deems appropriate, including, without limitation, recent sale and offer prices of the capital stock of the Company in private transactions negotiated at arm’s length.

4. Termination of Employment Other Than Due to Death or Disability.

(a) Except as provided in Section 2(b) above with regard to a Change of Control, Section 4(b) below with regard to the Optionee’s termination of employment for Cause or following an event that would be grounds for a termination of employment for Cause, and Section 5 below with regard to the Optionee’s termination of employment due to death or Disability, in the event of the Optionee’s termination of employment, the portion of the Stock Option, if any, which is vested and exercisable at the time of such termination may be exercised prior to the first to occur of (a) the expiration of a one year period which commences on the date of termination and expires on the first anniversary of such date of termination or (b) the expiration date of the term of this Stock Option. There shall be no further vesting after the date of such termination of employment.

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(b) In the event of the Optionee’s termination of employment for Cause (as defined in the Employment Agreement), the Optionee’s entire Stock Option (whether or not vested) shall be forfeited and canceled in its entirety upon the date of such termination of employment. There shall be no further vesting after the date of such termination of employment.

(c) Nothing in this Agreement or the Plan shall confer upon the Optionee any right to continue in the employ of the Company or any of its subsidiaries or affiliates or interfere in any way with the right of the Company or any such subsidiaries or affiliates to terminate the Optionee’s employment at any time.

5. Death or Disability of Optionee. In the event of the Optionee’s termination of employment due to death (or, in the event of the Optionee’s death following termination of employment while the Stock Option remains exercisable) the portion of the Stock Option, if any, which is exercisable at the time of death may be exercised by the Optionee’s estate or by a person who acquired the right to exercise such Stock Option by bequest or inheritance or otherwise by reason of the death of the Optionee at any time prior to the first to occur of (a) twelve (12) months after the date of death or (b) the expiration of the term of this Stock Option. In the event of the Optionee’s termination of employment due to Disability (as defined in the Employment Agreement), the portion of the Stock Option, if any, which is exercisable at the time of such termination of employment for Disability may be exercised by the Optionee or the Optionee’s guardian or legal representative at any time prior to the first to occur of (a) twelve (12) months after such termination of employment or (b) the expiration date of the term of this Stock Option. There shall be no further vesting after the date of such termination of employment.

6. Non-transferability of the Stock Option. The Stock Option is non-transferable by the Optionee other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, and the Stock Option may be exercised, during the lifetime of the Optionee, only by the Optionee or by the Optionee’s guardian or legal representative or any transferee described above.

7. Tax Matters.

(a) Section 422 Requirement. The Shares granted hereby are intended to qualify as “incentive stock options” under Section 422 of the Code. Notwithstanding the foregoing, the Shares will not qualify as “incentive stock options,” if, among other events, (a) the Optionee disposes of the Shares acquired upon exercise of this option within two years from the Grant Date or one year after such Shares were acquired pursuant to exercise of this option; (b) except in the event of the Optionee’s death or disability (as described in Section 5 above), the Optionee is not employed by the Company, a parent or a subsidiary at all times during the period beginning on Grant Date and ending on the day that is three (3) months before the date of exercise of any Shares; or (c) to the extent the aggregate fair market value of the Shares subject to “incentive stock options” held by the Optionee which become exercisable for the first time in any calendar year (under all plans of the Company, a parent or a subsidiary) exceeds $100,000. For purposes of clause this paragraph, the “fair market value” of the Shares shall be determined as of the Grant Date in accordance with the terms of the Plan.

(b) Disqualifying Disposition. To the extent that any portion of the Stock Option does not qualify as an “incentive stock option,” it shall not affect the validity of such Stock Option and shall constitute a separate non-qualified stock option. In the event that the Optionee disposes of the Shares acquired upon exercise of this Stock Option within two years from the Grant Date or one year after such Shares were acquired pursuant to exercise of this option, the Optionee must deliver to the Company, within seven (7) days following such disposition, a written notice specifying the date on which such shares were disposed of, the number of shares so disposed, and, if such disposition was by a sale or exchange, the amount of consideration received.

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(c) Withholding. No later than the date of exercise of the Stock Option granted hereunder, the Optionee shall pay to the Company or make arrangements satisfactory to the Board or its Compensation Committee, if any, regarding payment of any federal, state or local taxes of any kind required by law to be withheld upon the exercise of such Stock Option and the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Optionee, federal, state and local taxes of any kind required by law to be withheld upon the exercise of such Stock Option.

The Optionee should consult with a tax advisor before exercising the Stock Option or disposing of the Shares to obtain advice as to the consequences of such exercise or disposition.

8. Rights as a Stockholder. An Optionee or a transferee of the Stock Option shall have no rights as a stockholder with respect to any shares covered by such Stock Option until the date when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date a stock certificate is issued, except as provided in the Plan.

9. Adjustment in the Event of Change in Stock. In accordance with Article 12 of the Plan, in the event of any change in Corporate capitalization (including, but not limited to, a change in the number of shares of Common Stock outstanding), and the number and kind of shares subject to the Stock Option and/or the exercise price per share will be adjusted. The determination of the Board or a duly appointed Compensation Committee thereof regarding any adjustment will be final and conclusive.

10. No Guarantee of Continued Service. OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING THE EMPLOYMENT OR BUSINESS RELATIONSHIP AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING ENGAGED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED EMPLOYMENT FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE RELATIONSHIP AT ANY TIME, WITH OR WITHOUT CAUSE.

11. Other Restrictions.

(a)       Board Discretionary Action. The exercise of the Stock Option shall be subject to the requirement that, if at any time the Board or its Compensation Committee, if any, shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body or (iii) an agreement by the Optionee with respect to the disposition of shares of Common Stock is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto, then in any such event, such exercise shall not be effective unless such listing, registration, qualification, consent, or approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Board or its Compensation Committee, if any.

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(b)       Restrictions on Grant of the Option and Issuance of Shares. The grant of the Option and the issuance of shares of Stock upon exercise of the Stock Option shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. The Stock Option may not be exercised if the issuance of shares of Stock upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, the Stock Option may not be exercised unless (i) a registration statement under the Securities Act shall at the time of exercise of the Stock Option be in effect with respect to the shares issuable upon exercise of the Stock Option or (ii) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Stock Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. THE OPTIONEE IS CAUTIONED THAT THE STOCK OPTION MAY NOT BE EXERCISED UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. ACCORDINGLY, THE OPTIONEE MAY NOT BE ABLE TO EXERCISE THE OPTION WHEN DESIRED EVEN THOUGH THE STOCK OPTION IS VESTED. Questions concerning this restriction should be directed to the Company’s General Corporate Counsel or the Chief Financial Officer of the Company. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Stock Option shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of the Stock Option, the Company may require the Optionee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

(c)       Legends. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of stock subject to the provisions of this Agreement. The Optionee shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to the Stock Option in the possession of the Optionee in order to carry out the provisions of this Section. The Company may, but will in no event be obligated to, register any securities issuable upon the exercise of all or any portion of the Stock Option pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other affirmative action in order to cause the exercise of the Stock Option or the issuance of shares pursuant thereto to comply with any law or regulation of any governmental authority. The certificates representing shares issued to Optionee hereunder shall bear such legends as Company determines appropriate referring to restrictions on the transfer of such shares imposed by this Agreement and such other legends as are required or appropriate under applicable law.

(d)      Trading Restrictions. The Company may establish periods from time to time during which the Optionee’s ability to engage in transactions involving the Company’s stock is subject to specific restrictions (“Restricted Periods”). Notwithstanding any other provisions herein, the Optionee may not exercise Stock Options during an applicable Restricted Period unless such exercise is specifically permitted by the Company (in its sole discretion). The Optionee may be subject to a Restricted Period for any reason that the Company determines appropriate, including, Restricted Periods generally applicable to employees or groups of employees or Restricted Periods applicable to the Optionee during an investigation of allegations of misconduct or conduct detrimental to the Company by the Optionee.

12. Notices. Any notice or other communication required or permitted pursuant to this Agreement shall be in writing and addressed as follows:

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If to the Company:

RenovaCare, Inc.

4 Becker Farm Road

Suite 105

Roseland, NJ 07068

Attention: Alan L. Rubino

Email Address: arubino@renovacareinc.com

If to the Optionee, to the following address:

Robert Cook

119 Hunterdon Blvd.

Murray Hill, NJ 07974

Email Address: rwcook119@gmail.com

or, to such other address or facsimile number as any Party shall have furnished to the other in writing in accordance with this Section 12.

Notices sent in accordance with this Section shall be deemed effectively given: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail (in each case, with confirmation of transmission), if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

13. Effect of Agreement. Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company, and to any transferee or successor of the Optionee pursuant to Section 6.

14. Severability. The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If the final judgment of a court of competent jurisdiction declares that any provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power, and is hereby directed, to reduce the scope, duration or area of the provision, to delete specific words or phrases and to replace any invalid or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision and this Agreement shall be enforceable as so modified.

15. Conflicts and Interpretation. This Agreement is subject to all the terms, conditions and provisions of the Plan. In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, any term which is not defined in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Board or its Compensation Committee, if any has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

16. Headings. The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

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17. Amendment. This Agreement may not be modified, amended or waived except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

18. Term. The term of this Agreement is six years from the Grant Date, unless terminated prior to such date in accordance with the provisions herein.

19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile or scanned copy will have the same force and effect as execution of an original, and a facsimile or scanned signature will be deemed an original and valid signature.

20. Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections, Exhibits and Schedules refer to the Sections of, and Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Any Exhibits or Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

20. Laws Applicable to Construction. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Nevada without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Nevada.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, as of the date first above written, the Company and the Optionee have executed and delivered this Agreement.

RENOVACARE, INC.

BY: ____________________________

Name: Alan L. Rubino

Title: President and Chief Executive Officer

OPTIONEE

_______________________________

Name: Robert Cook

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Exhibit A

To the Stock Option Agreement

Dated June 22, 2020

Between

RenovaCare, Inc. and Robert Cook

__________

Form of Notice of Exercise of Stock Option

Ladies and Gentlemen:

This letter constitutes an unconditional and irrevocable notice that I hereby exercise [all] [a portion] of the Stock Option(s) granted to me by RenovaCare, Inc., a Nevada corporation (the “Company”) on June 22, 2020 (“date of grant”) at a fair market value of US$ ______ per Share (equal to the closing price of the Shares of Common Stock of the Company on the date of grant). Pursuant to the terms of such Stock Option(s), I wish to purchase _______________ Shares of the Common Stock covered by such Stock Option(s) at the Exercise Price(s) of US$ ______ per Share or $________________in the aggregate. Payment being made as follows pursuant to (check as appropriate): { }Section 3(b)(i); { }Section 3(b)(ii); { }Section 3(b)(iii) and (c); or { }Section 3(b)(iv) of the Stock Option Agreement dated June 22, 2020 between me and the Company and calculated as follows (and subject to the Company’s confirmation):

These Shares should be delivered as follows:

Name:

Address:

Social Security Number:

I represent that I will not dispose of such Shares in any manner that would involve a violation of applicable securities laws.

Dated:	By:

Name:

Email:

Phone:

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Exhibit 6

TO THE

EMPLOYMENT AGREEMENT DATED JUNE 15, 2020 BETWEEN

RENOVACARE, INC. AND ROBERT COOK

*****

Confidential Information and Invention Assignment Agreement

Confidential Information and Invention Assignment Agreement is dated as of June 15, 2020 (the “Effective Date”), by and between RenovaCare, Inc., a Nevada corporation and Robert Cook, an individual residing at 119 Hunterdon Blvd., Murray Hill, New Jersey 07974 (“I,” “me,” “my,” “mine,” or “Employee”).

As a condition of the Employee becoming employed by the Company, or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”) in accordance with the terms and conditions of that certain employment agreement between the Employee and the Company dated June 15, 2020 (the “Employment Agreement”), and in consideration of the Employee’s employment with the Company and his receipt of the compensation now and hereafter paid to the Employee by the Company, the receipt of Confidential Information (as defined below) while associated with the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employee hereby agrees to the following:

1.                  Relationship. This Confidential Information and Invention Assignment Agreement (this “Agreement”) will apply to my employment relationship with the Company. If that relationship ends and the Company, within one (1) year thereafter, either reemploys me or engages me as a consultant, I agree that this Agreement will also apply to such later employment or consulting relationship, unless the Company and I otherwise agree in writing. Any employment or consulting relationship between the parties hereto, whether commenced prior to, upon or after the date of this Agreement, is referred to herein as the “Relationship.”

2.                  Applicability to Past Activities. The Company and I acknowledge that I may have performed work, activities, services or made efforts on behalf of or for the benefit of the Company, or related to the current or prospective business of the Company in anticipation of my involvement with the Company, that would have been within the scope of my duties under this agreement if performed during the term of this Agreement, for a period of time prior to the Effective Date of this Agreement (the “Prior Period”). Accordingly, if and to the extent that, during the Prior Period: (i) I received access to any information from or on behalf of the Company that would have been Confidential Information (as defined below) if I received access to such information during the term of this Agreement; or (ii) I (a) conceived, created, authored, invented, developed or reduced to practice any item (including any intellectual property rights with respect thereto) on behalf of or for the benefit of the Company, or related to the current or prospective business of the Company in anticipation of my involvement with the Company, that would have been an Invention (as defined below) if conceived, created, authored, invented, developed or reduced to practice during the term of this Agreement; or (b) incorporated into any such item any pre-existing invention, improvement, development, concept, discovery or other proprietary information that would have been a Prior Invention (as defined below) if incorporated into such item during the term of this Agreement; then any such information shall be deemed “Confidential Information” hereunder and any such item shall be deemed an “Invention” or “Prior Invention” hereunder, and this Agreement shall apply to such activities, information or item as if disclosed, conceived, created, authored, invented, developed or reduced to practice during the term of this Agreement.

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3.                  Confidential Information.

(a)               Protection of Information. I understand that during the Relationship, the Company intends to provide me with certain information, including Confidential Information (as defined below), without which I would not be able to perform my duties to the Company. At all times during the term of the Relationship and thereafter, I shall hold in strictest confidence, and not use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, and not disclose to any person, firm, corporation or other entity, without written authorization from the Company in each instance, any Confidential Information that I obtain, access or create during the term of the Relationship, whether or not during working hours, until such Confidential Information becomes publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved. I shall not make copies of such Confidential Information except as authorized by the Company or in the ordinary course of my obligations to the Company under the Relationship.

(b)               Confidential Information. I understand that “Confidential Information” means any and all information and physical manifestations thereof not generally known or available outside the Company and information and physical manifestations thereof entrusted to the Company in confidence by third parties, whether or not such information is patentable, copyrightable or otherwise legally protectable. Confidential Information includes, without limitation: (i) Company Inventions (as defined below); and (ii) technical data, trade secrets, know-how, research, product or service ideas or plans, software codes and designs, algorithms, developments, inventions, patent applications, laboratory notebooks, processes, formulas, techniques, biological materials, mask works, engineering designs and drawings, hardware configuration information, agreements with third parties, lists of, or information relating to, employees and consultants of the Company (including, but not limited to, the names, contact information, jobs, compensation, and expertise of such employees and consultants), lists of, or information relating to, suppliers and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), price lists, pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial forecasts, historical financial data, budgets or other business information disclosed to me by the Company either directly or indirectly, whether in writing, electronically, orally, or by observation.

(c)               Third Party Information. My agreements in this Section 3 are intended to be for the benefit of the Company and any third party that has entrusted information or physical material to the Company in confidence. During the term of the Relationship and thereafter, I will not improperly use or disclose to the Company any confidential, proprietary or secret information of my former employer(s) or any other person, and I will not bring any such information onto the Company’s property or place of business.

(d)               Other Rights. This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the protection of trade secrets or confidential or proprietary information.

(e)               U.S. Defend Trade Secrets Act. Notwithstanding the foregoing, the U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (iii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

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(f)                Disclosure Required by Law. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. The Consultant shall provide written notice of any such order to the Company’s Chief Executive Officer or Chief Operating Officer within forty-eight (48) hours of receiving such order, but in any event sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company’s sole discretion.

4.                  Ownership of Inventions.

(a)               Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a complete list describing with particularity all Inventions (as defined below) that, as of the Effective Date: (i) have been created by or on behalf of me, and/or (ii) are owned exclusively by me or jointly by me with others or in which I have an interest, and that relate in any way to any of the Company’s actual or proposed businesses, products, services, or research and development, and which are not assigned to the Company hereunder (collectively “Prior Inventions”); or, if no such list is attached, I represent and warrant that there are no such Inventions at the time of signing this Agreement, and to the extent such Inventions do exist and are not listed on Exhibit A, I hereby irrevocably and forever waive any and all rights or claims of ownership to such Inventions. I understand that my listing of any Inventions on Exhibit A does not constitute an acknowledgement by the Company of the existence or extent of such Inventions, nor of my ownership of such Inventions. I further understand that I must receive the formal approval of the Company before commencing my Relationship with the Company.

(b)               Use or Incorporation of Inventions. If in the course of the Relationship, I use or incorporate into any of the Company’s products, services, processes or machines any Invention not assigned to the Company pursuant to Section 4(d) of this Agreement in which I have an interest, I will promptly so inform the Company in writing. Whether or not I give such notice, I hereby irrevocably grant to the Company a nonexclusive, fully paid-up, royalty-free, assumable, perpetual, worldwide license, with right to transfer and to sublicense, to practice and exploit such Invention and to make, have made, copy, modify, make derivative works of, use, sell, import, and otherwise distribute such Invention under all applicable intellectual property laws without restriction of any kind.

(c)               Inventions. I understand that “Inventions” means discoveries, developments, concepts, designs, ideas, know how, modifications, improvements, derivative works, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable. I understand this includes, but is not limited to, any new product, machine, article of manufacture, biological material, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon. I understand that “Company Inventions” means any and all Inventions that I may solely or jointly author, discover, develop, conceive, or reduce to practice during the period of the Relationship or otherwise in connection with the Relationship, except as otherwise provided in Section 4(g) below.

(d)               Assignment of Company Inventions. I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all of my right, title and interest throughout the world in and to any and all Company Inventions and all patent, copyright, trademark, trade secret and other intellectual property rights and other proprietary rights therein. I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, that I now have or may hereafter have for infringement of any and all Company Inventions. I further acknowledge that all Company Inventions that are made by me (solely or jointly with others) within the scope of and during the period of the Relationship are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary. Any assignment of Company Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, I hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law. If I have any rights to the Company Inventions, other than Moral Rights, that cannot be assigned to the Company, I hereby unconditionally and irrevocably grant to the Company during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, distribute, display, perform, prepare derivative works of and otherwise modify, make, have made, sell, offer to sell, import, practice methods, processes and procedures and otherwise use and exploit, such Company Inventions.

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(e)               Maintenance of Records. I shall keep and maintain adequate and current written records of all Company Inventions made or conceived by me (solely or jointly with others) during the term of the Relationship. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, or any other format. The records will be available to and remain the sole property of the Company at all times. I shall not remove such records from the Company’s place of business or systems except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. I shall deliver all such records (including any copies thereof) to the Company at the time of termination of the Relationship as provided for in Section 5 and Section 6.

(f)                Intellectual Property Rights. I shall assist the Company, or its designee, at its expense, in every proper way in securing the Company’s, or its designee’s, rights in the Company Inventions and any copyrights, patents, trademarks, mask work rights, Moral Rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive and shall never assert such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive right, title and interest in and to such Company Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. My obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue during and at all times after the end of the Relationship and until the expiration of the last such intellectual property right to expire in any country of the world. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such instruments and papers and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright, mask work and other registrations related to such Company Inventions. This power of attorney is coupled with an interest and shall not be affected by my subsequent incapacity.

(g)               Exception to Assignments. Subject to the requirements of applicable state law, if any, I understand that the Company Inventions will not include, and the provisions of this Agreement requiring assignment of inventions to the Company shall not apply to, any inventions that I have developed entirely on my own time without using the Company’s equipment, supplies, facilities, trade secret information or Confidential Information except for those inventions that either (i) relate at the time of conception or reduction to practice of the invention, to the Company’s business, or actual or demonstrably anticipated research or development of the Company or (ii) result from work that I performed for the Company. In order to assist in the determination of which inventions qualify for such exclusion, I will advise the Company promptly in writing, during and for a period of twelve (12) months immediately following the termination of the Relationship, of all Inventions solely or jointly conceived or developed or reduced to practice by me during the period of the Relationship.

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5.                  Company Property; Returning Company Documents. I acknowledge that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, files, e-mail messages, and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored or reviewed at any time without notice. I further acknowledge that any property situated on the Company’s premises or systems and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. At the time of termination of the Relationship, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns.

6.                  Termination Certification. In the event of the termination of the Relationship, I shall sign and deliver the “Termination Certification” attached hereto as Exhibit B; however, my failure to sign and deliver the Termination Certification shall in no way diminish my continuing obligations under this Agreement.

7.                  Notice to Third Parties. During the periods of time during which I am restricted in taking certain actions by the terms of Section 8 of this Agreement (the “Restriction Period”), I shall inform any entity or person with whom I may seek to enter into a business relationship (whether as an owner, employee, independent contractor or otherwise) of my contractual obligations under this Agreement. I acknowledge that the Company may, with or without prior notice to me and whether during or after the term of the Relationship, notify third parties of my agreements and obligations under this Agreement. Upon written request by the Company, I will respond to the Company in writing regarding the status of my employment or proposed employment with any party during the Restriction Period.

8.                  Solicitation of Employees, Consultants and Other Parties. As described above, I acknowledge that the Company’s Confidential Information includes information relating to the Company’s employees, consultants, customers and others, and I will not use or disclose such Confidential Information except as authorized by the Company in advance in writing. I further agree as follows:

(a)               Employees, Consultants. During the term of the Relationship, and for a period of twelve (12) months immediately following the termination of the Relationship for any reason, whether with or without cause, I shall not, directly or indirectly, solicit any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit employees or consultants of the Company, either for myself or for any other person or entity.

(b)               Other Parties. During the term of the Relationship, I will not influence any of the Company’s clients, licensors, licensees or customers from purchasing Company products or services or solicit or influence or attempt to influence any client, licensor, licensee, customer or other person either directly or indirectly, to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

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9.                  At-Will Relationship. I understand and acknowledge that, except as may be otherwise explicitly provided in a separate written agreement between the Company and me, my Relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the Relationship at any time for any reason or no reason, without further obligation or liability, other than those provisions of this Agreement that explicitly continue in effect after the termination of the Relationship.

10.              Representations and Covenants.

(a)               Facilitation of Agreement. I shall execute promptly, both during and after the end of the Relationship, any proper oath, and to verify any proper document, required to carry out the terms of this Agreement, upon the Company’s written request to do so.

(b)               No Conflicts. I represent and warrant that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into, with any third party, including without limitation any agreement to keep in confidence proprietary information or materials acquired by me in confidence or in trust prior to or during the Relationship. I will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any previous client, employer or any other party. I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any previous client, employer or any other party. I represent and warrant that I have listed on Exhibit A all agreements (e.g., non-competition agreements, non-solicitation of customers agreements, non-solicitation of employees agreements, confidentiality agreements, inventions agreements, etc.), if any, with a current or former client, employer, or any other person or entity, that may restrict my ability to accept employment with the Company or my ability to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict my ability to perform my duties for the Company or any obligation I may have to the Company. I shall not enter into any written or oral agreement that conflicts with the provisions of this Agreement.

(c)               Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement, that I understand and have voluntarily accepted such provisions, and that I will fully and faithfully comply with such provisions.

11.              Miscellaneous.

(a)               Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New Jersey without giving effect to principles of conflicts of law.

(b)               Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to its subject matter and merges all prior discussions between us. No amendment to this Agreement will be effective unless in writing signed by both parties to this Agreement. The Company shall not be deemed hereby to have waived any rights or remedies it may have in law or equity, nor to have given any authorizations or waived any of its rights under this Agreement, unless, and only to the extent, it does so by a specific writing signed by a duly authorized officer of the Company, it being understood that, even if I am an officer of the Company, I will not have authority to give any such authorizations or waivers for the Company under this Agreement without specific approval by the Board of Directors. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

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(c)               Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.

(d)               Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and addressed as follows:

If to the Company:

RenovaCare, Inc.

4 Becker Farm Road

Suite 105

Roseland, NJ 07068

Attention: Alan L. Rubino

Email Address: arubino@renovacareinc.com

If to the Employee, to the following address:

Robert Cook

119 Hunterdon Blvd.

Murray Hill, NJ 07974

Email Address: rwcook119@gmail.com

or, to such other address or facsimile number as any Party shall have furnished to the other in writing in accordance with this Section 11(d).

Notices sent in accordance with this Section shall be deemed effectively given: (i) when received, if delivered by hand (with written confirmation of receipt); (ii) when received, if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or e-mail (in each case, with confirmation of transmission), if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (iv) on the third (3rd) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

(e)               Severability. If one or more of the provisions in this Agreement are deemed void or unenforceable to any extent in any context, such provisions shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected. The Company and I have attempted to limit my right to use, maintain and disclose the Company’s Confidential Information, and to limit my right to solicit employees and customers only to the extent necessary to protect the Company from unfair competition. Should a court of competent jurisdiction determine that the scope of the covenants contained in Section 8 exceeds the maximum restrictiveness such court deems reasonable and enforceable, the parties intend that the court should reform, modify and enforce the provision to such narrower scope as it determines to be reasonable and enforceable under the circumstances existing at that time.

(f)                Remedies. I acknowledge that violation of this Agreement by me may cause the Company irreparable harm, and therefore I agree that the Company will be entitled to seek extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security (or, where such a bond or security is required, that a $1,000 bond will be adequate), in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

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(g)               Advice of Counsel. I acknowledge THAT, IN EXECUTING THIS AGREEMENT, I Have HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I Have read and understood ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

(h)               Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections, Exhibits and Schedules refer to the Sections of, and Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Any Exhibits or Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

(i)                 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile or scanned copy will have the same force and effect as execution of an original, and a facsimile or scanned signature will be deemed an original and valid signature.

[Signature Page Follows]

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The parties have executed this Confidential Information and Invention Assignment Agreement on the respective dates set forth below, to be effective as of the Effective Date.

COMPANY
RENOVACARE, INC.

By:	/s/ Alan L. Rubino _____________________________
Name:	Alan L. Rubino
Title:	President and Chief Executive Officer

EMPLOYEE

/s/ Robert Cook
Name:	Robert Cook

EXHIBIT A

TO THE

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

DATED JUNE 15, 2020 BETWEEN

RENOVACARE, INC. AND ROBERT COOK

*****

LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP EXCLUDED UNDER SECTION 4(a) AND CONFLICTING AGREEMENTS DISCLOSED UNDER SECTION 10(b)

The following is a list of (i) all Inventions that, as of June 15, 2020: (A) have been created by me or on my behalf, and/or (B) are owned exclusively by me or jointly by me with others or in which I have an interest, and that relate in any way to any of the Company’s actual or proposed businesses, products, services, or research and development, and which are not assigned to the Company hereunder and (ii) all agreements, if any, with a current or former client, employer, or any other person or entity, that may restrict my ability to accept employment with the Company or my ability to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict my ability to perform my duties for the Company or any obligation I may have to the Company:

Title	Date	Identifying Number or Brief Description

Except as indicated above on this Exhibit, I have no inventions, improvements or original works to disclose pursuant to Section 4(a) of this Agreement and no agreements to disclose pursuant to Section 10(b) of this Agreement.

___ Additional sheets attached

Signature of Employee: __________________________________

Print Name of Employee: Robert Cook

Date: June 15, 2020

EXHIBIT B

TO THE

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

DATED JUNE 15, 2020 BETWEEN

RENOVACARE, INC. AND ROBERT COOK

*****

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to RenovaCare, Inc., a Nevada corporation, its subsidiaries, affiliates, successors or assigns (collectively, the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”) signed by me, including the reporting of any Inventions (as defined therein), conceived or made by me (solely or jointly with others) covered by the Confidentiality Agreement, and I acknowledge my continuing obligations under the Confidentiality Agreement.

I further agree that, in compliance with the Confidentiality Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months immediately following the termination of my Relationship with the Company, I shall not either directly or indirectly solicit any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit employees or consultants of the Company, either for myself or for any other person or entity.

Further, I agree that I shall not use any Confidential Information of the Company to influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

Date: _______________________________	Employee:

_______________________________ (Signature) Robert Cook